EXHIBIT U

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 12 relating to the Class A Common Stock ($0.10 par value per share) of The New York Times Company shall be filed on the date hereof on behalf of the undersigned.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners LLC
By:	Harbinger Holdings, LLC, Manager
By:	/s/ Philip Falcone
Name: Philip Falcone Title: Managing Member

HARBINGER CAPITAL PARTNERS LLC
By:	Harbinger Holdings, LLC, Manager
By:	/s/ Philip Falcone
Name: Philip Falcone Title: Managing Member

HARBINGER HOLDINGS, LLC
By:	/s/ Philip Falcone
Name: Philip Falcone Title: Managing Member

/s/ Philip Falcone
Philip Falcone

October 21, 2010

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001)